Exhibit 99.1

Media Contact:
Ann Collier, Senior Vice President, Corporate Communications
Phone: (540) 368-5970
acollier@cfsloans.com

Investor Contact:
Gary Tiedemann, Vice President, Investor Relations
Phone: (540) 735-1235
gtiedemann@cfsloans.com

Collegiate Funding Services, Inc. Stockholders Approve Merger Agreement

FREDERICKSBURG, Va., February 28, 2006 - Collegiate Funding Services, Inc. (NASDAQ: CFSI) has announced that at a special meeting the stockholders of the company voted today to adopt the merger agreement providing for the acquisition of the company by JPMorgan Chase Bank, National Association, a subsidiary of JPMorgan Chase & Co. (NYSE: JPM).

The number of shares voting to adopt the merger agreement represents approximately 99.9 percent of the shares voting on the matter, and 90.4 percent of the total number of shares outstanding and entitled to vote.

The proposed merger is expected to be completed on March 1, 2006.

About Collegiate Funding Services

Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing and campus-based scholarship and affinity marketing tools — to the higher education community. As of December 31, 2005, Collegiate Funding Services had facilitated the origination of more than $23 billion in education loans and was servicing $11 billion in student loans for more than 432,000 borrowers. For additional information, visit http://www.cfsloans.com or call 1-888-423-7562.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These “forward-looking statements” may include, but are not limited to, information contained herein relating to the proposed merger and the contingencies and uncertainties of Collegiate Funding Services and to which Collegiate Funding Services may be subject, as well as other statements including words

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Collegiate Funding Services

such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Among the key factors that may have a direct bearing on the company’s operating results, performance or financial condition are changes in terms, regulations and laws affecting student loans and the educational credit marketplace; and changes in general economic conditions. Important factors that could cause the company’s actual results to differ materially from the forward-looking statements the company makes in this release are set forth in the company’s filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005. The company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the company has an obligation to do so under the federal securities laws.

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